Exhibit 10.34
[Form of Performance Stock Unit Agreement (TSR)]

ALEXION PHARMACEUTICALS, INC.
2017 INCENTIVE PLAN
PERFORMANCE STOCK UNIT AWARD AGREEMENT
This Performance Stock Unit Award Agreement (this “Agreement”) governs an award (this “Award”) of performance stock units (the “PSUs”) granted to the undersigned employee (the “Participant”) of Alexion Pharmaceuticals, Inc. (the “Company”) under the Alexion Pharmaceuticals, Inc. 2017 Incentive Plan (as amended and in effect from time to time, the “Plan”).

In consideration of the promises and the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant agree as follows:
1.Relationship to the Plan. The Participant specifically understands and agrees that this Award is being granted under the Plan, a copy of which the Participant acknowledges he or she has read and understands and by which the Participant agrees to be bound. The provisions of the Plan are incorporated into this Agreement by reference. The provisions of the Plan shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof (except as expressly provided herein). Except as otherwise defined herein (including, for the avoidance of doubt, in Schedule A attached hereto, which are incorporated herein and are a part hereof), all capitalized terms used herein have the same meaning as in the Plan
2.    Grant of the Award. The Company hereby grants to the Participant on [ ] (such date, the “Grant Date”), an award that consists of an unfunded and unsecured promise to deliver (or cause to be delivered) to the Participant, subject to the terms and conditions of the Plan and this Agreement, one share of Stock with respect to each PSU forming part of this Award, on the delivery date specified, or as otherwise provided, herein. Until such delivery, the Participant has only the rights of a general unsecured creditor, and no rights as a shareholder, of the Company. Subject to adjustment pursuant to Section 7(b) of the Plan, the target number of PSUs subject to this Award is [____] (the “Target Award”).
3.    Number of PSUs That May Be Earned. Except as otherwise provided herein, the percentage of the Target Award that may be earned by the Participant will be determined in accordance with Schedule A.
4.    Vesting and Settlement of Earned PSUs. Subject to the terms and conditions set forth in this Agreement and the Plan, and unless earlier terminated or forfeited, the PSUs will be earned and will vest in accordance with the terms of Schedule A attached hereto. The Company will deliver to the Participant (or in the event of the Participant’s death, the Participant’s beneficiary or legal representative) such number of shares of Stock equal to the number of Earned PSUs (as hereinafter defined) that vest in accordance with the terms of this Agreement as soon as practicable, but in no event more than thirty (30) days, following the date such Earned PSUs have vested. In the event that any shares of Stock are to be delivered to an individual other than the Participant, the Company will be under no obligation to deliver shares of Stock hereunder unless and until it is satisfied as to the authority of the individual to receive the shares.
5.    Termination of the Award. Except as otherwise provided in an effective employment or other written agreement between the Participant and the Company or any of its affiliates, any PSUs that are not earned in accordance with the terms set forth in Schedule A will terminate effective as of the expiration of the Performance Period, without any consideration or payment due to the Participant, subject to earlier termination as provided for below.
6.Cancellation of Award and Recoupment of Gains. Notwithstanding anything herein to the contrary, if the Participant is not in compliance with all material applicable provisions of this Agreement and the Plan, or if the Participant engages in a Detrimental Activity or breaches any other Company policy or covenant with the Company to which the Participant is bound, the Administrator may cancel, rescind, suspend, withhold or otherwise limit or restrict this Award at any time, and, at the Company’s request, the Participant shall reimburse the Company any gains realized by the Participant on the sale of any shares of Stock delivered pursuant to this Agreement. If requested by the Company, the Participant shall certify in a manner acceptable to the Company that he or she is in compliance with the terms and conditions of this Agreement and the Plan and has not engaged in any Detrimental Activity. In addition, the Participant expressly acknowledges that this Award is subject to the restrictions set forth in Section 6(a)(5) of the Plan, including that the PSUs are subject to any clawback or recoupment policy of the Company and any of its affiliates, as in effect from time to time.
For purposes of this Agreement, “Detrimental Activity” shall mean any of the following, unless authorized in advance by the Company: (1) during the Participant’s Employment, the rendering of services for any organization, or engaging directly or indirectly, whether as an employee or independent contractor or otherwise, whether with or without compensation, in any business that is or becomes competitive with all or any portion of the business of the Company or any of its affiliates, (2) the disclosure to anyone outside the Company or any of its affiliates, or the use in other than the Company’s or any of its affiliates’ business, without prior authorization from the Company, of any confidential information or material relating to the business of the Company or any of its affiliates, acquired by the Participant either during or after his or her Employment, (3) the failure or refusal to disclose promptly and to assign to the Company or one of its affiliates all rights, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during his or her Employment, relating in any manner to the actual or anticipated business, research or development work of the Company or any of its affiliates, or the failure or refusal to do anything reasonably necessary to enable the Company or any of its affiliates to secure a patent where appropriate in the United States and in other countries; (4) any attempt, directly or indirectly, by the Participant to induce any employee or other service provider of the Company or any of its affiliates to be employed or perform services elsewhere, or any attempt, directly or indirectly, by the Participant to solicit the trade or business of any current or prospective customer, supplier, consultant, vendor, or partner of the Company or any of its affiliates during his or her Employment.
6.    NonTransferability. This Award may not be transferred except as expressly permitted by Section 6(a)(3) of the Plan.
7.    Withholding; Section 409A.

(a)    The Participant acknowledges and agrees that any income or other taxes due with respect to this Award or any shares of Stock to be delivered pursuant to this Agreement or otherwise sold shall be the Participant’s responsibility. As a condition to the vesting of the PSUs and/or the delivery of any shares of Stock hereunder, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company or any of its affiliates relating to this Award, the Company shall be entitled to (i) deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the Participant, whether or not pursuant to the Plan; (ii) require that the Participant remit cash to the Company; or (iii) enter into any other suitable arrangements to withhold, in each case, in an amount sufficient in the opinion of the Company to satisfy such withholding obligation. The Participant authorizes the Company to withhold such amounts as may be necessary to satisfy the applicable federal, state and local withholding tax requirements that may arise in connection with this Award from any amounts otherwise owed to the Participant, but nothing in this sentence shall be construed as relieving Participant of any liability for satisfying his or her tax obligations.
(b)    Unless the Company notifies the Participant in writing before the date on which a PSU vests and/or settles hereunder, the number of shares of Stock necessary to satisfy the minimum statutory withholding tax obligations on the vesting date or settlement date, as applicable, will be released by the Participant on such date to an intermediary and sold in order to satisfy such withholding tax obligations. The Participant will be responsible for all third-party administration processing fees in connection with such sale. In addition, the Participant may be subject to and taxed in respect of short-term capital gains or losses that reflect the difference in the withholding tax liability such date and the sales prices actually achieved.
(c)    If the Participant is determined to be a “specified employee” within the meaning of Section 409A and the Treasury regulations thereunder as determined by the Administrator, at the time of the Participant’s “separation from service” within the meaning of Section 409A and the Treasury regulations thereunder, then, to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, the settlement and delivery of any shares of Stock hereunder upon such separation from service will be delayed until the earlier of: (a) the date that is six months and one day following the Participant’s separation from service and (b) the Participant’s death. To the extent necessary to prevent any accelerated or additional tax under Section 409A, for purposes of this Agreement, all references to “termination of Employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein).
(d)    This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, the Company makes no representation that any payments and benefits provided under this Agreement will comply with or will be exempt from Section 409A, and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A.
8.    Acknowledgements and Authorizations. By signing this Agreement, the Participant acknowledges the following:

(a)    The Company is not by the Plan, this Agreement, this Award, or the delivery of Stock upon the vesting of the PSUs granted hereunder obligated to continue the Participant’s Employment. Nothing in this Agreement shall confer on the Participant any right to continue in the employment or service of the Company or any of its affiliates, or in any way interfere with the right of the Company or any of its affiliates to terminate the Employment of the Participant at any time.
(b)    The grant of this Award is a one-time benefit and does not create a contractual or other right to receive any other award under the Plan, benefits in lieu of any such award or any other benefits in the future.
(c)    The Plan is a voluntary program of the Company and it may be modified, amended, suspended or terminated by the Company at any time. Future awards, if any, will be granted at the sole discretion of the Company and the Administrator, including, but not limited to, the timing of any award, the amount of any award, vesting provisions and purchase price, if any.
(d)    The value of this Award is an extraordinary item of compensation outside of the scope of the Participant’s Employment. As such, this Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits or similar payments. The future value of the Stock underlying this Award is unknown and cannot be predicted with certainty.
(e)    The Participant authorizes the Company to use and disclose to any agent administering the Plan or providing recordkeeping services with respect to the Plan such information and data as the Company shall request in order to facilitate the grant of this Award, the administration of this Award and the administration of the Plan, and the Participant waives any data privacy rights he or she may have with respect to such information or the sharing of such information.
9.    Governing Law. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law.
10.    Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.
11.    Company Signature; Participant Electronic Acknowledgment. An authorized representative has signed this Agreement below. By acknowledging acceptance of the terms of this Agreement through an electronic acknowledgment system established by the Company or its designated broker, the Participant agrees to be bound by all of the terms of this Agreement and the Plan. This Award will not become effective, and the Participant will therefore have no rights to or in this Award, until the Participant acknowledges his or her acceptance of the terms of this Agreement in the manner required by the Company.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

ALEXION PHARMACEUTICALS, INC.

By:
Name:
Title:

PARTICIPANT

Name:

(a)
Schedule A
Performance Targets and Vesting Schedule
The PSUs will be earned, if at all, in accordance with the provision of this Schedule A. Earned PSUs shall be pro rated based on Participant’s start date with the Company or its affiliates, if such date is later than January 1, 20[ ].

i.	Performance Targets.

Schedule B
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